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                                                                    EXHIBIT 99.4

                               UROMED CORPORATION
                                  64 A STREET
                               NEEDHAM, MA 02194
                               September 23, 1998

To the Holders of
6% Convertible Subordinated Notes
due October 15, 2003
of UroMed Corporation:

    UroMed Corporation, a Massachusetts corporation ("UroMed"), is offering to purchase for cash (the "Tender Offer") up to $40.0 million aggregate principal amount of its 6% Convertible Subordinated Notes due October 15, 2003 (the "Notes"), upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated September 23, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal"). The Notes were issued under an Indenture dated as of October 15, 1996 relating to up to $69.0 million aggregate principal amount of such Notes, of which $60.7 million aggregate principal amount are outstanding on the date hereof.

    The consideration for each $1,000 principal amount of Notes tendered pursuant to the Tender Offer shall be $450, plus accrued and unpaid interest from October 15, 1998 up to, but not including, the date of payment.

    Please read the Offer to Purchase and the other enclosed materials relating to the Tender Offer carefully. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Tender Offer are asked to respond promptly by completing and returning the Letter of Transmittal (enclosed), and all other required documentation, to State Street Bank and Trust Company, the Depositary for the Tender Offer, or to electronically transmit their acceptance of the Tender Offer by causing The Depository Trust Company ("DTC") to transfer Notes to the Depositary in accordance with DTC's Automated Tender Offer Procedures for transfer.

    IF YOU HAVE QUESTIONS REGARDING THE TERMS OF THE TENDER OFFER, PLEASE DIRECT YOUR QUESTIONS TO PAUL A. O'HERN AT PAINEWEBBER INCORPORATED, 1285 AVENUE OF THE AMERICAS, 13TH FLOOR, NEW YORK, NEW YORK 10019 AT (877) 219-1546. IN ADDITION, KISSEL-BLAKE INC. IS ACTING AS OUR INFORMATION AGENT FOR THE TENDER OFFER AND CAN BE REACHED AT 110 WALL STREET, 11TH FLOOR, NEW YORK, NEW YORK 10005, OR AT
(212) 344-6733 OR (800) 544-7733.

    Thank you for your time and effort in reviewing this request.

                                          Very truly yours,
                                          UROMED CORPORATION